                                                                       Exhibit 3

NORTH AMERICAN PALLADIUM LTD.

                                                                    Comutershare

                                                9th Floor, 100 University Avenue
                                                       Toronto, Ohtario  M5J 2Y1
                                                            www.comutershare.com

SAM  SAMPLE
123  SAMPLES  STREET
SAMPLETOWN  SS    X9X X9X                          Security Class        COMMON

                                                   Holder Account
                                                   Number

                                                   C9999999999           I ND

Form of Proxy - Annual and Special Meeting of Shareholders to be held on June 21, 2006

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy
1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please strike out the names printed and insert the name of your chosen proxyholder in the space provided (see reverse).

2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3. This proxy should be signed in the exact manner as the name appears on the proxy.

4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6. The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7. This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.

8. This proxy should be read in conjunction with the accompanying documentation provided by Management.

Proxies submitted must be received by 5:00 pm, Eastern Time, on June 19, 2006.

Appointment of Proxyholder

The undersigned shareholder(s) of North American Palladium Ltd. hereby appoint(s) Mr. Andre J. Douchane, the Chairman of the Board of Directors of the Corporation, or failing him Mr. James D. Excell, President and Chief Executive Officer,

OR

Print the name of the person you are appointing if this persion is someone other than the Management Nominees listed herein and strike out the mames of the Management Nominees


______________________________


as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual and Special Meeting of the Shareholders of the Corporation ("the Meeting") to be held on June 21, 2006, and at any adjournment thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors
                                                       For   Withhold

01. Michael P. Amsden                                  [ ]     [ ]

02. C. David A. Comba                                  [ ]     [ ]

03. Gregory J. Van Staveren                            [ ]     [ ]

04. Steven R. Berlin                                   [ ]     [ ]

05. Andre J. Douchane                                  [ ]     [ ]

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                                                       For    Withhold

2. Appointment of Auditors
Appointment of KPMG LLP, Chartered                     [ ]     [ ]
Accountants, as auditors of the Corporation and authorizing the directors to fix their remuneration

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                                                       For    Against

3. Ordinary Resolution For Against                     [ ]     [ ]
An ordinary resolution approving the issue of common shares of the Corporation in excess of 10,391,137 common shares pursuant to any feature of an aggregate of US$58.5 million principal amount of convertible notes (the "Notes") together with warrants
(the "Warrants") to purchase 50% of the
number of common shares underlying the Notes

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                                                       For    Against

4. Ordinary Resolution
An ordinary resolution approving the issue of          [ ]      [ ]
common shares of the Corporation in excess of 5,221,677 common shares pursuant to any feature of the Notes issued to Kaiser-Francis
Oil Company ("KFOC"), a controlling shareholder of the Corporation, and any Warrants issued to KFOC

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                                                       For     Against
5. Ordinary Resolution
The ordinary resolution authorizing the                [ ]      [ ]
Corporation to amend the 1995 RRSP Share
Issuance Plan

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Authorized Signature(s) -             Signature(s)      Date
This section must be completed
for your instructions to be                             MM/DD/YY
executed.                             ------------      ---------


I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.

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Interim Financial Statements                  Annual Report


Mark this box if you would like to           Mark this box if you would
receive interim financial statements  [ ]    NOT like to receive the Annual  [ ]
and accompanying Management's                Report and accompanying
Discussion and Analysis by mail.             Management's Discussion and
                                             Analysis by mail.
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If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.